Exhibit 99.1
AppLovin Announces Succession Plans for Key Leadership Roles and New Independent Chairperson

PALO ALTO, Calif. – April 7, 2026 – AppLovin Corporation (NASDAQ: APP) (“AppLovin” or the “Company”), the leading marketing platform, today announced succession plans relating to its executive management team and the appointment of Craig Billings as independent Chairperson of its Board of Directors (the “Board”).

The Company announced the following management succession plans:
•Chief Technology Officer: Basil Shikin, AppLovin’s current Chief Technology Officer, will transition into the role of Distinguished Engineer, effective July 1, 2026, at which time Giovanni (“Gio”) Ge, the Company’s current Chief Product and Engineering Officer, will become AppLovin’s next Chief Technology Officer.
•Chief Legal Officer: Victoria (“Tory”) Valenzuela, AppLovin’s current Chief Administrative & Legal Officer, will retire, effective August 1, 2026, and will be nominated for election as a director at the Company’s 2026 Annual Meeting of Stockholders. Upon Ms. Valenzuela’s retirement, Corina Cacovean, the Company’s current Deputy General Counsel, Privacy, Litigation & Regulatory, will become AppLovin’s next Chief Legal Officer.

“Basil and Tory have been instrumental in AppLovin’s growth. Basil led development of much of our technology stack over the nearly 10 years he was CTO. In his new role, we'll continue to benefit from his perspective as a builder and an innovator. Tory has been a valued business partner, helping guide the Company through its IPO and a period of rapid expansion, and we look forward to her presence and expertise in the boardroom,” said Adam Foroughi, Chief Executive Officer and Co-Founder. “We're pleased to elevate their successors from within—Gio and Corina bring deep institutional knowledge and leadership, underscoring our commitment to talent development and thoughtful succession planning.”

The Company also announced the appointment of Craig Billings as independent Chairperson of the Board, building on his tenure as Lead Independent Director since the Company's IPO. Adam Foroughi will continue to serve as Chief Executive Officer and a member of the Board.

“Craig has been a thoughtful and engaged leader since joining the Board,” Mr. Foroughi said. “I was pleased to recommend he become the Chairperson, allowing me to fully focus on strategic execution.”

“The AppLovin Board is comprised of capable directors and I’m pleased to step into the Chairperson role,” Mr. Billings said. “Since first meeting Adam in 2013, as a customer of the Company, I’ve seen firsthand how AppLovin helps companies grow. I am confident Adam and the leadership team will continue to deliver long-term shareholder value.”

Mr. Ge has served as the Company’s Chief Product and Engineering Officer since November 2025, having previously served in various senior engineering roles since joining AppLovin in November 2022. Mr. Ge led the development of Axon 2.0 and currently runs the Company’s engineering and product teams, which creates a natural transition to the CTO role.

Ms. Cacovean has served as the Company’s Deputy General Counsel, Privacy, Litigation & Regulatory since September 2023 and has played key roles leading the privacy, litigation and regulatory teams since she joined AppLovin in connection with its acquisition of Machine Zone in 2020.
The Company also announced today that Alyssa Harvey Dawson will not be standing for re-election at the Company’s 2026 Annual Meeting of Stockholders. The Board thanks Ms. Harvey Dawson for her years of service as a director.

About AppLovin
AppLovin makes technologies that help businesses of every size connect to their ideal customers. The company provides end-to-end software and AI solutions for businesses to reach, monetize and grow their global audiences. For more information about AppLovin, visit: www.applovin.com.

Investors
David Hsiao
ir@applovin.com

Press
Emelyne Interior
press@applovin.com